          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12



                         PAIRGAIN TECHNOLOGIES, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2).


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            [PAIRGAIN LETTERHEAD]


TO THE STOCKHOLDERS OF PAIRGAIN TECHNOLOGIES, INC.

         You are cordially invited to attend the Annual Meeting of Stockholders of PairGain Technologies, Inc. ("PairGain" or the "Company") on Wednesday, June 12, 1996, at 10:00 a.m. Pacific Daylight Time. The Annual Meeting will be held at the Company's offices at 14402 Franklin Avenue, Tustin, California 92680.

         At the meeting you will be asked to consider and vote upon the following proposals: (i) the election of three individuals to serve on the Company's Board of Directors until 1999; (ii) the approval of the 1996 Non-Employee Directors Stock Option Plan; (iii) the approval of a proposal to amend Article IV A. of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from thirty million (30,000,000) shares, par value $.001 per share, to sixty million (60,000,000) shares, par value $.0005 per share, and to effect a two-for-one split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock; and (iv) the approval of the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 1996.

         Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage pre-paid envelope. By returning the proxy card, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares are not present or represented by proxy. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.



May 9, 1996


                                                     [SIG]

                                          CHARLES S. STRAUCH
                                          Chairman and Chief Executive Officer

                          PAIRGAIN TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 1996

To the Stockholders of PairGain Technologies, Inc.:

    NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders (the "Annual Meeting") of PairGain Technologies, Inc. ("PairGain" or the "Company"), will be held at the Company's offices at 14402 Franklin Avenue, Tustin, California 92680, on June 12, 1996, at 10:00 a.m. local time for the following purposes:

    1.       To elect three directors to serve until the 1999 Annual Meeting;

    2. To approve the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), pursuant to which 100,000 shares of Common Stock will be reserved for issuance;

    3. To approve a proposal to amend Article IV A. of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from thirty million (30,000,000) shares, par value $.001 per share, to sixty million (60,000,000) shares, par value $.0005 per share, and to effect a two-for-one split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock;

    4. To approve the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 1996; and

    5. To conduct such other business as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

    The close of business on April 22, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be entitled to vote.

    You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, postage pre-paid envelope. It will assist us in keeping down the expenses of the Annual Meeting if all stockholders, whether you own a few shares or many shares, return your signed proxies promptly.

    A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING MUST BE REPRESENTED AT THE ANNUAL MEETING, IN PERSON OR BY PROXY, IN ORDER TO CONSTITUTE A QUORUM AT THE ANNUAL MEETING. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED AND TO AVOID THE ADDITIONAL COSTS TO THE COMPANY OF ADJOURNING THE ANNUAL MEETING AND RESOLICITING PROXIES.

                                       YOUR VOTE IS IMPORTANT

                                       By Order of the Board of Directors,

                                                   [SIG]

                                       CHARLES W. McBRAYER
                                       Secretary and Chief Financial Officer



Tustin, California

May 9, 1996

                          PAIRGAIN TECHNOLOGIES, INC.
                             14402 FRANKLIN AVENUE
                            TUSTIN, CALIFORNIA 92680

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 1996

                                PROXY STATEMENT


GENERAL INFORMATION

        This Proxy Statement is furnished to stockholders of PairGain Technologies, Inc., a Delaware corporation ("PairGain" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 12, 1996, at 10:00 a.m. local time, and at any and all adjournments or postponements thereof for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. The Annual Meeting will be held at the Company's offices at 14402 Franklin Avenue, Tustin, California 92680.


        These proxy solicitation materials are first being mailed on or about May 9, 1996 to all stockholders entitled to vote at the Annual Meeting.


REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (sent to the attention of Mr. Charles W. McBrayer) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

VOTING AND SOLICITATION

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally or telephonically through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

        Only stockholders of record at the close of business on April 22, 1996 are entitled to notice of and to vote at the Annual Meeting. As of April 22, 1996, 15,524,876 shares of Common Stock were issued and outstanding. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on April 22, 1996. The Company's Bylaws do not provide for cumulative voting by stockholders.

        A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.
Each matter to be submitted to a vote of the stockholders, other than the election of directors, must receive an affirmative vote of the majority of shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting. Directors shall be elected by a plurality of the votes cast. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law. The Company believes that abstentions should be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business, and, except for the election of directors, should also be counted in tabulating votes cast on proposals presented to stockholders. The Company intends to count broker non-votes as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

        The shares represented by all valid proxies will be voted in accordance with the specifications therein. Unless otherwise directed in the proxy, the persons named therein will vote FOR: 1) the election of the three nominees listed below; 2) the approval of the 1996 Non-Employee Directors
Stock Option Plan; 3) the proposal to amend Article IV A. of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from thirty million (30,000,000) shares to sixty million (60,000,000) shares and to effect a two-for-one split of the issued Common Stock by changing each issued share of Common Stock into two shares of Common Stock; and 4) the approval of the selection of Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 1996. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other such business.


                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

        The Certificate of Incorporation of the Company provides for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' current terms will expire either at the 1996, 1997, or 1998 Annual Meeting of Stockholders. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The class of directors whose terms expires as of the Annual Meeting is comprised of Messrs. Strauch, Hawk and Hoff.

        Certain information about Messrs. Strauch, Hawk and Hoff is set forth below.


          NAME                             AGE               PRINCIPAL OCCUPATION              DIRECTOR SINCE
   ------------------                      ---          ----------------------------           --------------
   Charles S. Strauch                      60              Chief Executive Officer,                 1991
                                                         PairGain Technologies, Inc.

   Robert C. Hawk(1)                       56           President, Carrier Division,                1992
                                                         US WEST Communications, Inc.

   Robert A. Hoff(1)(2)                    43                  General Partner,                     1989
                                                         Crosspoint Venture Partners

- - --------------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

        Mr. Strauch became a director of the Company in October 1991, Chairman of the Board of Directors of the Company in November 1991 and Chief Executive Officer of the Company in April 1992. From May 1989 until December 1991, Mr. Strauch was self-employed providing management services to technology companies. From October 1991 to December 1991, in his self-employed role, Mr. Strauch provided management services to the Company. Also as a part of providing such management services, from May 1989 to May 1991 he served as Vice Chairman of the Board of Directors of EECO, Inc., a manufacturer of electronic switches and computer components. From November 1988 to May 1989, Mr. Strauch served as President of MSI Data Corporation, a manufacturer of hand-held data collection devices and then a subsidiary of Symbol Technologies, Inc., having been acquired by Symbol Technologies in November 1988. Mr. Strauch also served as a member of the Board of Directors of Symbol Technologies from November 1988 to May 1989. From August 1984 until November 1988, Mr. Strauch served as Chief Executive Officer of MSI Data Corporation.

        Mr. Hawk became a director of the Company in November 1992. Since 1988, Mr. Hawk has served as President--Carrier Division of US WEST Communications, Inc., one of the seven Regional Bell Operating Companies ("RBOCs"). Prior to that time, Mr. Hawk served as Vice President, Marketing of US WEST and as Director, Advanced Services of AT&T. Mr. Hawk also serves as a director of Premisys Communications and Xylan Corporation.

        Mr. Hoff became a director of the Company in February 1989. Mr. Hoff has been a general partner of Crosspoint Venture Partners, a private venture capital investment company, since September 1983. Mr. Hoff also serves as a director of privately-held Com21 Incorporated, Timeline Vista, Efficient Networks, Accredited Home Lenders and US Web Corporation and publicly-held STAC Inc. and Onyx Acceptance Corporation.

DIRECTOR CONTINUING TO SERVE UNTIL 1997

        The name of and certain information about the director comprising the class of directors whose term expires in 1997 are set forth below:


         NAME                         AGE                PRINCIPAL OCCUPATION               DIRECTOR SINCE
   ---------------                    ---       -------------------------------------       --------------
   Howard S. Flagg                    41        President, PairGain Technologies, Inc.           1991

- - -----------------

        Mr. Flagg, a founder of the Company, has been President and a director of the Company since November 1991. He served as Chief Executive Officer from November 1991 to April 1992 and as Vice President, Research and Development from February 1988 to November 1991. Prior to founding the Company, Mr. Flagg founded and served as a principal of Advanced Telecommunications, Inc., an aerospace telecommunications consulting firm.


DIRECTORS CONTINUING TO SERVE UNTIL 1998

        The names of and certain information about the directors comprising the class of directors whose term expires in 1998 are set forth below:


          NAME                          AGE                PRINCIPAL OCCUPATION              DIRECTOR SINCE
   ------------------                   ---           ----------------------------           --------------
   Benedict A. Itri                     43            Vice President, Engineering,               1991
                                                      PairGain Technologies, Inc.

   B. Allen Lay(1)(2)                   60                  General Partner,                     1989
                                                      Southern California Ventures


- - -------------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee


        Mr. Itri, a founder of the Company, has been Vice President, Engineering of the Company since its inception in February 1988 and a director of the Company since November 1991. Prior to founding the Company, Mr. Itri founded and served as a principal of Advanced Telecommunications, Inc.

        Mr. Lay became a director of the Company in February 1989. Mr. Lay has been a general partner of Southern California Ventures, a private venture capital investment company, since May 1983. Mr. Lay also serves as a director of privately-held Physical Optics Corporation, Medclone, FRS, Inc., Kofax Imaging Corporation and Meridian Data, and of publicly-held Vestro Foods, a natural food company.

        There is no family relationship between any director or executive officer of the Company.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors has two committees: the Audit Committee and the Compensation Committee. During the fiscal year ended December 31, 1995, PairGain's Board of Directors met ten times. No incumbent Director attended fewer than 75% of the aggregate meetings of the Board of Directors and meetings of the committees of the Board on which he served.

        The Audit Committee, which held two meetings during fiscal 1995, consists of Robert C. Hawk, Robert A. Hoff and B. Allen Lay. The Audit Committee recommends engagement of the Company's independent auditor and is primarily responsible for approving the services performed by the Company's independent auditor and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

        The Compensation Committee of the Board of Directors consists of Robert
A. Hoff and B. Allen Lay. The Compensation Committee held five meetings during fiscal 1995. The Compensation Committee is responsible for administering the Company's Stock Option/Stock Issuance Plan (the "1993 Plan") and the Key Management Incentive Compensation Plan. The Compensation Committee determines recipients of awards, sets the exercise price of options granted, and determines the terms, provisions and conditions of all rights granted. This Committee also determines the recipients of and the amount of bonuses to be paid to key management.

        Directors who are not officers of the Company receive no compensation for attending committee or regular or special Board meetings. Directors, with the exception of Messrs. Hoff and Lay who serve on the Compensation Committee, are eligible to receive stock options pursuant to the Company's 1993 Plan.


                                  PROPOSAL 2:

           APPROVAL OF 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN


        The Company's stockholders are being asked to approve the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), pursuant to which 100,000 shares of Common Stock will be reserved for issuance. The
Board of Directors (the "Board") adopted the Directors Plan on April 17, 1996, as an equity incentive program to attract and retain the services of highly qualified individuals to serve as non-employee Board members, subject to stockholder approval of this Proposal 2 at the 1996 Annual Meeting.

        The following is a summary of the principal features of the Directors Plan. The summary, however, does not purport to be a complete description of all the provisions of the Directors Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Tustin, California.

SHARE RESERVE

        A total of 100,000 shares of Common Stock has been reserved for issuance over the ten year term of the Directors Plan. Should one or more outstanding options under the Directors Plan expire or terminate for any reason prior to exercise in full, then the shares of Common Stock subject to the portion of each option not so exercised will be available for subsequent option grant under the Directors Plan.

        In the event any change is made to the Common Stock issuable under the Directors Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Directors Plan, (ii) the number and/or class of securities for which automatic option grants are to be subsequently made under the Directors Plan to newly-elected or continuing non-employee Board members, and (iii) the number and/or class of securities and price per share in effect under each option outstanding under the Directors Plan.

ELIGIBILITY

        Only the non-employee members of the Board will be eligible to participate in the Directors Plan. As of April 17, 1996, three non-employee Board members were eligible to participate in the Directors Plan. Non-employee board members (other than those serving as members of the Compensation Committee of the Board) will also be eligible to receive discretionary option grants under the Company's 1993 Plan.

VALUATION

        The fair market value per share of Common Stock on any relevant date under the 1996 Plan will be the closing selling price per share on that date on the Nasdaq National Market. On April 17, 1996, the closing selling price per share was $90.00.

AUTOMATIC OPTION GRANT PROGRAM

        At the 1996 Annual Meeting, each individual who will continue to serve as a non-employee Board member will automatically be granted an option to purchase 10,000 shares of Common Stock, provided such individual has not previously received any other stock option grants from the Company. Each individual who first becomes a non-employee Board member after the 1996 Annual Meeting, whether through election by the Company's stockholders or appointment by the Board, will automatically receive, at the time of such initial election or appointment, a similar option grant to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. In addition, on the date of each subsequent Annual Stockholders Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted, whether or not that individual is standing for re-election at such Annual Meeting, an option grant for 5,000 shares of Common Stock, provided such individual has served as a Board member for at least six months. There will be no limit on the number of such 5,000-share option grants any one non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in the Company's employ or who have received prior stock option grants from the Company other than pursuant to the Directors Plan will be eligible to receive such annual grants.

        Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

        The exercise price is payable in cash or in shares of Common Stock valued at fair market value on the exercise date. The exercise price may also be paid through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the purchased shares.

        Each option will be immediately exercisable for all the option shares, but any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service. Each initial 10,000-share option grant will vest (and the Company's repurchase rights will lapse) in four successive equal annual installments over the optionee's period of Board service, with the first such installment to vest upon the completion of one year of Board service measured from the option grant date. Each annual 5,000-share option grant will vest (and the Company's repurchase rights will lapse) upon the completion of one year of Board service measured from the option grant date.

        The shares subject to each automatic option grant will immediately vest upon the occurrence of any of the following events while the optionee continues in Board service: (i) the optionee's death or permanent disability; (ii) an acquisition of the Company by merger or asset sale; or (iii) a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile tender offer for more than 50% of the outstanding voting stock, each automatic option grant which has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share over (b) the exercise price payable for such share.

GENERAL PROVISIONS

ACCELERATION

        The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

ASSIGNABILITY/STOCKHOLDER RIGHTS

        During the optionee's lifetime, each automatic option grant will generally be exercisable only by the optionee and will not be assignable or transferable other than by will or by the laws of inheritance following the optionee's death or in connection with the optionee's divorce or other marital separation proceedings.

        The holder of an automatic option grant will have no stockholder rights with respect to any shares subject to such option until such individual exercises the option, pays the exercise price for the purchased shares and becomes the record holder of those shares.

AMENDMENT AND TERMINATION

        The Board may amend or modify the Directors Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the Directors Plan at any time, and the 1996 Plan will in all events terminate on June 12, 2006.

FEDERAL INCOME TAX CONSEQUENCES

        Options granted under the Directors Plan will be non-statutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The Federal income tax treatment for such options is as follows:

             No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

             If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over
    (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
    Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

             The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

ACCOUNTING TREATMENT

        In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement No. 123"), which became effective for the Company beginning January 1, 1996. Statement No. 123 requires expanded disclosures of stock-based compensation arrangements and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. Accordingly, the Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards, including awards under the Directors Plan. As such, option grants with exercise prices equal to the fair market value of the shares on the grant date will not result in any direct charge to the Company's reported earnings. However, Statement No. 123 will require pro forma statements and footnote disclosure to the Company's financial statements indicating the impact which those options would have upon the Company's reported earnings were the value of those options treated as compensation expense at the time of grant. Additionally, the number of outstanding options may be a factor in determining the Company's weighted average common and common equivalent shares outstanding for purposes of computing earnings per share.

STOCKHOLDER APPROVAL

        The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 1996 Annual Meeting is required for approval of the Directors Plan. Should such stockholder approval not be obtained, then the Directors Plan will not become effective and no option grants will be made under the Directors Plan.
However, non-employee Board members (other than those serving as members of the Compensation committee of the Board) will remain eligible to receive discretionary option grants in accordance with the terms and provisions of the Company's 1993 Plan.

        THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY TO IMPLEMENT A COMPREHENSIVE EQUITY INCENTIVE PROGRAM FOR THE COMPANY WHICH
WILL PROVIDE A MEANINGFUL OPPORTUNITY FOR NON-EMPLOYEE BOARD MEMBERS TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN THE ENTERPRISE AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN THE COMPANY'S SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 2.

NEW PLAN BENEFITS

        The following table sets forth certain information regarding the options expected to be granted under the Directors Plan on the date of the 1996 Annual Meeting to continuing non-employee Board members provided this Proposal 2 is approved at the meeting. Each option will have an exercise price per share equal to the closing selling price per share of Common Stock on that date on the Nasdaq National Market.

                                                              Number of
              Name                                          Option Shares        Exercise Price
   ------------------------                                 -------------        --------------
   Robert A. Hoff, Director                                      10,000               (1)


   B. Allen Lay, Director                                        10,000               (1)

   All non-employee directors as a group
     (three persons)(2)                                          20,000               (1)


- - ------------------
1.  Closing price on Grant Date

2. Includes Robert C. Hawk, who is ineligible to receive the automatic grant of options to purchase 10,000 shares due to options previously granted under the Company's 1993 Plan, including 4,000 shares granted in January 1995.

                                  PROPOSAL 3:

           APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

        The Board of Directors is requesting stockholder approval of a proposal to amend Article IV A. of the Company's Certificate of Incorporation (the "Certificate") to increase the authorized Common Stock of the Company from thirty million (30,000,000) shares, par value $.001 per share, to sixty million (60,000,000) shares, par value $.0005 per share, and to effect a two-for-one split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock. The Certificate presently provides that the Company is authorized to issue two classes of stock consisting of thirty million (30,000,000) shares of Common Stock, $.001 par value, and two million (2,000,000) shares of Preferred Stock, $.001 par value. The Board of Directors authorized this proposed amendment to the Certificate on April 17, 1996. The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Stockholders to be held June 12, 1996. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the proposed amendment.

        The full text of the proposed amendment to Article IV A. of the Company's Certificate of Incorporation is set forth in Appendix A to this Proxy Statement. The amendment will not affect the number of shares of Preferred Stock authorized, which is 2,000,000 shares of Preferred Stock, par value $.001 per share.

PURPOSE AND EFFECT OF AMENDMENT

        The proposed amendment would increase the number of shares of Common Stock which the Company is authorized to issue from 30,000,000 to 60,000,000. The additional 30,000,000 shares would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding.

        The Board of Directors believes it desirable to preserve the relative proportion of issued to unissued shares. If the proposed amendment is adopted, there would be approximately 20,714,728 authorized shares that are not outstanding, reserved for issuance or held in the treasury of the Company. The present proportion of authorized and unissued shares to issued shares would be unchanged by the proposed stock split. The Company, as of April 22, 1996, had 15,524,876 shares of Common Stock outstanding. Following the proposed two-for-one split of the Common Stock (the "Stock Split"), shares outstanding would be 31,049,752 (assuming no change in shares outstanding after April 22, 1996 other than the Stock Split).

        The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of the Company resulting from the Stock Split will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares. The Company will apply for inclusion on the Nasdaq National Market of the additional shares of Common Stock to be issued as part of the Stock Split.


        If the amendment is approved, the Company proposes to cause it to become effective at the beginning of business on June 17, 1996 (the "Effective Date") by filing a Restated Certificate of Incorporation (the "New Certificate") in the Office of the Secretary of State of the State of Delaware. The New Certificate would incorporate only those changes made by the amendment as set forth in Appendix A to this Proxy Statement.



        The increase in the authorized Common Stock would allow the remaining unissued shares to be used at some future date for proper corporate purposes without further stockholder action. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting future stock splits or dividends. The additional shares of Common Stock authorized but not required to effect the Stock Split may also be used to acquire or invest in complementary business or products or to obtain the right to use complementary technologies. The Company has no present obligation to issue additional shares of Common Stock (except pursuant to employee stock-based plans).

        The additional shares of Common Stock issuable upon the Stock Split would have rights identical to the currently outstanding shares of Common Stock of the Company. Adoption of the New Certificate would not affect the rights of the holders of currently outstanding shares of Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding. If the Restated Certificate is approved, appropriate adjustments will be made, as of the Effective Date of the Stock Split, in the number and price of shares reserved for issuance under the employee stock-based plans and the number and price per share in effect for such options or purchase rights outstanding under such plans.

        The Board believes that the Stock Split will provide additional benefits such as broadening the stockholder base and increasing the public float, both of which would increase the liquidity for the Company's stockholders.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

        If the stockholders approve the proposed Certificate of Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

        In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price. The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

INFORMATION RELATING TO PROPOSED STOCK SPLIT


        Assuming stockholder approval of Proposal No. 3, the proposed Stock Split will be effective as of June 17, 1996. Stockholders will receive new stock certificates reflecting the Stock Split when such stock certificates are submitted to the Company's transfer agent in connection with the transfer of securities represented by such stock certificate. Stock certificates representing shares issued prior to the Effective Date will continue to represent the same number of shares of the Company's stock as they did prior to the Effective Date and will, upon the Effective Date, represent the right to receive a stock certificate reflecting the Stock Split. Stockholders should not destroy their existing certificates and should not mail them to the Company or its transfer agent.


        The Company believes that the Stock Split will not result in any taxable income or in any gain or loss to stockholders for U.S. Federal income tax purposes. Immediately after the Stock Split, the tax basis of each share of Common Stock will be one-half of the tax basis before the Stock Split. For tax purposes, each new share will be deemed to have been acquired at the same time as the original share with respect to which the new share was issued.

        If stockholders dispose of their shares after the Stock Split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares.
Since the rate of brokerage commissions may vary, the Company is unable to specify the amount of this increase. Stockholders desiring this information may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 3.

                                  PROPOSAL 4:

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR


        The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 1996 and has further directed that management submit the selection of independent auditor for ratification by stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL 4.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information concerning the beneficial ownership of shares of the Company's Common Stock by (i) each beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director of the Company; (iii) the Chief Executive Officer and the four most highly compensated other Executive Officers; and (iv) by all directors and executive officers of the Company as a group. This information is presented as of April 22, 1996. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.


     NAME OF INDIVIDUAL                                               NUMBER OF SHARES
        OR NUMBER OF                           POSITION WITH          OF COMMON STOCK                 PERCENT
      PERSONS IN GROUP                            COMPANY            BENEFICIALLY OWNED               OF CLASS
     ------------------                        --------------        ------------------               --------
   Putnam Investments, Inc.(1)                                           1,986,457                     12.8%
   One Post Office Square
   Boston, MA  02109

   A I M Management Group, Inc.(2)                                       1,150,200                      7.4%
   11 Greenway Plaza Suite 1919
   Houston, TX  77046

   Robert C. Hawk(3)                              Director                   4,876                        *

   Robert A. Hoff                                 Director                  12,495                        *

   B. Allen Lay                                   Director                  38,120                        *

   Charles S. Strauch(4)                      Chairman, Chief              479,545                      3.0%
                                             Executive Officer

   Howard S. Flagg(5)                      President and Director          348,009                      2.2%

   Benedict A. Itri(6)                        Vice President,              333,609                      2.1%
                                          Engineering and Director

   Joseph R. Leonardi(7)                      Vice President,               47,889                        *
                                            International Sales

   Stuart R. Davis(8)                         Vice President,               17,392                        *
                                                Field Sales

   All Directors and Officers
      as a Group (10 persons)(9)                                         1,323,313                      8.0%


- - -----------------
 *   Less than 1%

(1) Information obtained from Schedule 13G filed with the Securities and Exchange Commission on September 7, 1995 and Amendment No. 1 to Schedule 13G filed on January 15, 1996. This information was also confirmed telephonically.

(2) Information obtained from Schedule 13G filed with the Securities and Exchange Commission on February 12, 1996. This information was also confirmed telephonically.

(3) Includes 4,876 shares subject to options exercisable within 60 days of April 22, 1996.

(4) Includes 377,610 shares subject to options exercisable within 60 days of April 22, 1996.

(5) Includes 259,317 shares subject to options exercisable within 60 days of April 22, 1996.

(6) Includes 261,151 shares subject to options exercisable within 60 days of April 22, 1996.

(7) Includes 6,773 shares subject to options exercisable within 60 days of April 22, 1996.

(8) Includes 17,227 shares subject to options exercisable within 60 days of April 22, 1996.

(9) Includes 957,670 shares subject to options exercisable within 60 days of April 22, 1996.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities
Commission ("SEC") and the Common Stock of the Company are required by SEC Regulation to furnish the Company with copies of all reports filed pursuant to
Section 16(a).

        Based solely on its review of copies of such reports received by it, or written representations of certain reporting persons that no Form 5's were required for such persons, the Company believes that, during 1995, all filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with, with the following exceptions:

   Mr. Strauch failed to timely file a Form 4 for the month of August 1995 reporting a change in beneficial ownership of 5,000 shares of the Company's Common Stock. Mr. Strauch filed a Form 4 on September 18, 1995 reporting this change.

   Mr. Flagg filed an amended Form 4 to report the change in beneficial ownership of 1,000 shares of the Company's Common Stock. The amended Form 4 was filed on March 31, 1996.

   Mr. Itri failed to timely file a Form 4 for the month of November 1995 reporting a change in beneficial ownership of 16,000 shares of the Company's Common Stock. Mr. Itri filed a Form 4 on December 18, 1995 reporting this change.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The following table sets forth certain information concerning the Executive Officers and Directors of the Company.


          NAME                                   AGE                               POSITION
  ------------------                             ---          -------------------------------------------------
  Charles S. Strauch                              60          Chairman of the Board and Chief Executive Officer
  Howard S. Flagg                                 41          President and Director
  Benedict A. Itri                                43          Vice President, Engineering and Director
  Stuart R. Davis                                 43          Vice President, Field Sales
  Joseph R. Leonardi                              56          Vice President, International Sales
  Charles W. McBrayer                             47          Vice President, Finance and Administration and
                                                              Chief Financial Officer
  Dennis Young                                    53          Vice President, Operations
  Robert C. Hawk(1)                               56          Director
  Robert A. Hoff(1)(2)                            43          Director
  B. Allen Lay(1)(2)                              60          Director

- - -----------------
(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

        Information regarding Messrs. Strauch, Flagg, Itri, Hawk, Hoff and Lay is included under the heading "Election of Directors".

        Mr. Davis joined the Company in August 1989. He became Vice President, Telco Sales in February 1992 and Vice President, Field Sales in January 1996. From July 1986 to 1989 Mr. Davis served as Regional Manager, Bell Atlantic for NEC in its transmission division.

        Mr. Leonardi joined the Company in April 1994 as Vice President, International Sales. Mr. Leonardi served as President of Conveyant Systems, Inc., a telecommunications software manufacturer, from 1989 to 1994.

        Mr. McBrayer joined the Company in March 1995 as Vice President, Finance and Administration and Chief Financial Officer. Mr. McBrayer served as Vice President, Finance and Chief Financial Officer for Triconex Corporation, a publicly held corporation, from 1986 to March 1995 and as a director of Triconex Corporation in 1993 and 1994.

        Mr. Young joined the Company in September 1993 as Director, European Sales and assumed the position of Vice President, Operations in December 1994. From 1985 to 1993 Mr. Young served in various capacities for the U.K. subsidiary of EECO, Inc. and for Talley Industries. These companies manufactured and sold consumer electronic products throughout the European market.


        The Company's Certificate of Incorporation provides for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' current terms will expire either at the 1996, 1997 or 1998 Annual Meeting of Stockholders. At each Annual Meeting of the Company's stockholders, one class of directors is elected for a three-year term. The terms of Messrs. Strauch, Hoff and Hawk expire at the 1996 Annual Meeting, Mr. Flagg's expires at the 1997 Annual Meeting, Messrs. Itri and Lay at the 1998 Annual Meeting.



        Officers serve at the discretion of the Board of Directors. The Board of Directors has a Compensation Committee (the "Compensation Committee"), which administers the Company's stock option plan, and an Audit Committee which reviews the results and scope of the audit and other services provided by the Company's independent auditor. The directors do not receive compensation for services on the Board of Directors or any committee thereof but are reimbursed for their out-of pocket expenses. There are no family relationships among any of the executive officers or directors of the Company. One director was granted an option to purchase shares of the Company's Common Stock in connection with his appointment to the Board of Directors.

EXECUTIVE COMPENSATION

        The following table sets forth the aggregate compensation paid by the Company to the Chief Executive Officer and to each of the four additional most highly compensated Executive Officers (the "Named Executive Officers") for the year ended December 31, 1995. During 1995, no Named Executive Officer received other compensation in excess of the lesser of $50,000 or 10% of such Officer's compensation, nor did any such Officer receive any restricted stock award, stock appreciation right or payment under any long term incentive plan.

                                    TABLE I

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                           ANNUAL COMPENSATION                       ------------
                                              -----------------------------------------------         SECURITIES
    NAME AND PRINCIPAL                                                         OTHER ANNUAL           UNDERLYING
         POSITION                YEAR         SALARY($)        BONUS($)       COMPENSATION($)         OPTIONS(#)
   -------------------           ----         ---------        --------       ---------------         ----------
   Charles S. Strauch            1995          255,000          35,000          212,375 (1)             20,000
   Chief Executive               1994          253,269              --          960,750 (2)             70,000
   Officer                       1993          240,000              --               --                     --

   Howard S. Flagg               1995          119,615          56,635          639,487 (1)             10,000
   President                     1994          113,269              --          259,463 (2)             30,000
                                 1993          100,000              --               --                     --

   Benedict A. Itri              1995          114,615          54,135          572,250 (1)             15,000
   Vice President,               1994          108,269              --          224,025 (2)             30,000
   Engineering                   1993           95,000              --               --                     --


   Joseph R. Leonardi            1995          109,154          78,038          611,299 (1)              5,000
   Vice President,               1994           72,692 (3)          --               --                105,000
   International Sales           1993               --              --               --                     --

   Stuart R. Davis               1995           97,116          59,189          764,332 (1)             20,000
   Vice President,               1994           93,846          27,812           29,995 (4)             20,000
   Field Sales                   1993           85,000              --           25,844 (4)             16,666

- - ---------------
(1) "Other Annual Compensation" for Messrs. Strauch, Flagg, Itri, Leonardi and Davis in the fiscal year ended December 31, 1995 represents the value received from the exercise of stock options. The amounts shown are the difference between the exercise price and the closing price of the Company's Stock on the date of exercise.

(2) "Other Annual Compensation" for Messrs. Strauch, Flagg and Itri in the fiscal year ended December 31, 1994 represents the value received from the exercise of stock options. The amounts shown are the difference between the exercise price and the closing price of the Company's Stock on the date of exercise

(3) Mr. Leonardi joined the Company in April, 1994. Had Mr. Leonardi been employed by the Company for all of 1994, his salary would have been $108,000.

(4) "Other Annual Compensation" for Mr. Davis in the fiscal years ended December 31, 1994 and 1993 represents the payment of commissions to Mr. Davis.

OPTION GRANTS

        The following table sets forth information concerning stock option grants made to each of the Named Executive Officers for the year ended December 31, 1995. No stock appreciation rights were granted to these individuals during such fiscal year.


                                    TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                   Individual Grants                          Potential Realizable
                               ---------------------------------------------------------        Value at Assumed
                                 No. of                                                          Annual Rates of
                               Securities      Percent of                                          Stock price
                               Underlying     Total Options                                     Appreciation For
                                Options        Granted to      Exercise or                     Option Term(s)(3)
                                Granted       Employees in     Basic Price    Expiration      -------------------
            Name                 (#)(1)           1995          ($/Sh)(2)        Date          5% ($)     10% ($)
     ------------------        ----------     -------------    -----------    ----------      -------     -------
     Charles S. Strauch          20,000            1.6            30.500       10/05/05       383,626     972,183
     Howard S. Flagg             10,000            0.8            30.500       10/05/05       191,813     486,091
     Benedict A. Itri            15,000            1.2            30.500       10/05/05       287,719     729,137
     Joseph R. Leonardi           5,000            0.4            30.500       10/05/05        95,906     243,046
     Stuart R. Davis             20,000            1.6            18.875       06/22/05       237,408     601,638


- - ----------------
(1) All of the options were granted under the Company's 1993 Plan. The option shares will vest in 48 equal monthly installments upon the completion of each month of service beginning one month after the date of grant. Each option will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service with the Company.

(2) The exercise price per share of the options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted. The exercise price may be paid in cash or in shares of Common Stock Valued at fair market value on the exercise date. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

        The following table sets forth information concerning option exercises and option holdings for the fiscal year ended December 31, 1995 with respect to the Named Executive Officers.


                                   TABLE III

                 AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              Number of                Value of Unexercised
                                                        Unexercised Options at        In-the-Money Options at
                            Shares        Value           December 31, 1995             December 31, 1995($)
                          Acquired on    Realized    ---------------------------    ---------------------------
           Name           Exercise(#)    ($) (1)     Exercisable    Unexercisable   Exercisable   Unexercisable
   ------------------    ------------    --------    -----------    -------------   -----------   -------------
   Charles S. Strauch       10,000        212,375      366,360 (2)      61,252       19,677,355     2,370,779
   Howard S. Flagg          31,000        639,487      286,418 (3)      36,857       15,499,904     1,546,793
   Benedict A. Itri         20,000        572,250      287,627 (4)      41,649       15,558,989     1,663,000
   Joseph R. Leonardi       31,563        611,299       11,144          67,293          518,339     3,048,434
   Stuart R. Davis          30,565        764,332       20,082          36,019        1,003,242     1,530,406

- - --------------
(1) Based on the market price at the time of exercise less the exercise price.

(2) Of these, 50,397 shares are subject to immediately exercisable options but are unvested and, if purchased, are subject to repurchase by the Company upon termination of the optionee's service prior to vesting. There were 315,963 vested shares as of December 31, 1995 with a value of $16,931,348.

(3) Of these, 16,421 shares are subject to immediately exercisable options but are unvested and, if purchased, are subject to repurchase by the Company upon termination of the optionee's service prior to vesting. There were 269,997 vested shares as of December 31, 1995 with a value of $14,605,165.

(4) Of these, 16,421 shares are subject to immediately exercisable options but are unvested and, if purchased, are subject to repurchase by the Company upon termination of the optionee's service prior to vesting. There were 271,206 vested shares as of December 31, 1995 with a value of $14,664,250.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Company's Compensation Committee (the "Committee") are Messrs. Hoff and Lay. Neither of these individuals was an officer or employee of the Company at any time during the year ended December 31, 1995.

                         COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed of two independent outside directors, Messrs. Hoff and Lay. The Committee reviews the salary levels of all officers and administers the Company's various plans, including the Company's Key Management Incentive Compensation Plan and the Company's 1993 Plan.

        GENERAL COMPENSATION POLICY. The Committee's fundamental compensation policy is to make a substantial portion of an executive's compensation contingent upon the financial performance of the Company. Accordingly, in addition to each executive's base salary, the Company offers bonuses and stock option awards which are tied to the Company's and executive's performance goals. Prior to January 1, 1994, executive compensation consisted of salary, benefits and stock options. Effective January 1, 1994, the Board of Directors approved a new compensation package for key management which added an incentive compensation component. The Committee believes that providing incentives to the executive officers through both a cash bonus and an equity interest in the Company benefits stockholders by aligning the long-term interests of stockholders and employees.

        There are four components of key management's compensation package:

        1.   Salary;

        2. Benefits, which include only medical, dental, and life insurance and participation in a 401(k) plan;

        3. Eligibility for equity purchase on more favorable terms than those available to the outside common stockholder (through the 1993 Plan and through the Company's Stock Purchase Plan); and

        4.   Eligibility for annual incentive compensation.

        The overriding principle of the Key Management Incentive Compensation Plan is to motivate and reward key management to achieve above average results. There were 29 participants in the fiscal 1995 Key Management Incentive Compensation Plan. There are approximately 43 participants in the fiscal 1996 Management Incentive Compensation Plan. Participation is approved on a year-by-year basis. A bonus plan is offered only to management because they can influence corporate results more than the other employee group. The bonus element of the participant's total compensation package is therefore, more results-oriented than any other element.

        FACTORS. Several of the more important factors which were considered in establishing the components of each executive officer's compensation package for the 1995 fiscal year are summarized below. Additional factors were also taken into account, and the Committee may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. However, all compensation decisions will be designed to further the general compensation policy indicated above.

        BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with the Company's principal competitors and the Company's financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual executive officer. Factors relating to the Company's financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

        ANNUAL INCENTIVE COMPENSATION. The Company's Management Incentive Compensation Plan is intended to provide the opportunity for participants to make long-term investments or special one-time purchases. The plan is administered by the Committee. The Committee will, in general, rely on the CEO to establish participant eligibility for the Management Incentive Compensation Plan, set objectives, and establish awards, except that the Committee will specifically approve the objectives for the CEO, approve the total amount proposed for the final payments, interpret, change or establish new rules as required, and may alter any proposed objectives or awards. The full Board of Directors must approve awards to the CEO. The Board of Directors, through the Committee, may amend the Management Incentive Compensation Plan or discontinue the Management Incentive Compensation Plan at any time.

        Participants receive an annual cash award, most of which is based on goals to achieve above average corporate results and some of which is based on goals to achieve above average performance of the individual and their function or business unit. Predetermined formulas are used whenever possible to assure the participants' ability to manage toward their objectives. Final judgment as to award amounts for all officers except the CEO is determined solely by the CEO and the Committee regardless of predetermined formulas, in order to assure fairness of awards relative to special circumstances. Extraordinary performance can be rewarded above the maximum bonuses allowed, special circumstances may warrant increasing a bonus above that determined by the plan formula, or a bonus can be reduced based on special circumstances. For example, the fiscal 1995 Management Incentive Compensation Plan limited the maximum level for the CEO's cash bonus to assure that his total cash compensation did not exceed generally accepted levels for comparable companies.

        Assessment of any adjustment to bonuses earned is determined by the Committee. No bonuses are paid to participants if the Company does not achieve a predetermined threshold level of planned earnings as approved by the Board. The corporate goals and the threshold level differ from year to year, but are always aligned with the objective of improving shareholder value.

        STOCK OPTIONS. All stock options are granted under the 1993 Plan and are intended to align the interests of each officer-optionee with those of the stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity interest in the success of the business. The size of the option grant made to each executive officer under the 1993 Plan is based upon that individual's current position with the Company, internal comparability with option grants made to other Company executives and the individual's potential for future responsibility and promotion over the option term. The Compensation Committee has established certain general guidelines in making option grants to the Company's executive officers in an attempt to target a fixed number of unvested option shares for each officer based upon his or her position with the Company and his or her existing holdings of unvested option shares.

        Options granted under the Discretionary Option Grant Program may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for fully-vested shares in installments over the participant's period of service. Any unvested shares are subject to repurchase or cancellation by the Company upon the participant's cessation of service or the Company's non-attainment of the applicable performance goals. However, the Compensation Committee has full discretionary authority under the 1993 Plan to accelerate the vesting and the exercisability of any outstanding option, or to accelerate the vesting of any issued shares, in whole or in part at any time.

        CEO COMPENSATION. The annual base salary for the Company's Chief Executive Officer, Mr. Charles S. Strauch, was established by the Committee on February 7, 1994 at $255,000. The Committee's decision was made primarily on Mr. Strauch's personal performance and the rate of base salary paid to the chief executive officers of the Company's competitors and at a level equivalent to the amounts paid by comparably sized companies. Mr. Strauch earned no bonus during fiscal 1995.

        The Committee considers equity-based compensation, in the form of stock options to be an important component of Mr. Strauch's compensation. Such options are intended to motivate leadership for long-term Company growth and profitability. Mr. Strauch was granted options to purchase 20,000 shares on October 5, 1995, based on the standards discussed above.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

        As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will be in effect for each fiscal year of the Company beginning after December 31, 1993 and will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

        The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 1996 fiscal year will exceed the $1 million limit per officer. Accordingly, until final Treasury regulations are issued with respect to the new $1 million limitation, the Committee will defer any decision on whether or not to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

        We conclude our report with the acknowledgment that no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.



COMPENSATION COMMITTEE

Robert A. Hoff

B. Allen Lay

                     PERFORMANCE MEASUREMENT COMPARISON (1)

        The following graph shows a comparison of cumulative total returns for the Company, the Standard and Poor's 500, the Center for Research in Securities Prices Index for the Nasdaq Stock Market Telecommunication Stocks (the "CRSP Nasdaq Telecommunication Index") and the Company's self-determined peer group (the "Peer Group", detailed below) for the period that commenced September 15, 1993 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market System) and ended on December 31, 1995. The cumulative total return assumes that a stockholder invested $100 at the beginning of the period in PairGain Common Stock, the S&P 500, the Nasdaq Telecommunications Index and the Peer Group. It also assumes that all dividends have been reinvested and is adjusted for any stock splits. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

        The Peer Group consists of the following companies: Comdial Corporation; Communications Systems, Inc.; Converse Technology, Inc.; EIS International, Inc.; Intervoice, Inc.; Microcom, Inc.; Porta Systems Corporation; and Zoom Telephonics, Inc. The Peer Group was determined by the Company for comparison in the Proxy for the 1995 Annual Meeting and is comprised of companies sharing PairGain's SIC number and having 1994 year-end sales within $10 million of the Company's 1994 year-end sales. This Peer Group will not be used in future years for Performance Measurement Comparisons. The CRSP Nasdaq Telecommunication Index was chosen for comparison purposes for this and subsequent years because it was determined to be a broader and more comprehensive representation of the Company's industry than the previously chosen Peer Group.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                    (PAIRGAIN TECHNOLOGIES, INC., S&P 500,
               CRSP NASDAQ TELECOMMUNICATION INDEX, PEER GROUP)



                                    [GRAPH]



        The data points depicted on the graph are as follows:


        Index Description                                 9/15/93         12/31/93      12/31/94      12/31/95
        -----------------                                 -------         --------      --------      --------
    PairGain Technologies, Inc.                           100.000           98.21        101.79        391.07
    S&P 500 Index                                         100.000          101.53         99.50        133.43
    CRSP Nasdaq Telecommunication Index                   100.000          101.66         85.10        102.50
    Peer Group                                            100.000          102.06         97.49        138.74

        Percentage annual returns for the Company's stock and the Indexes listed above are shown below:

                                                                       ANNUAL RETURN PERIOD
                                                     ------------------------------------------------------------
        Index Description                            9/15/93-12/31/93(a)   12/31/93-12/31/94    12/31/94-12/31/95
        -----------------                            -------------------   -----------------    -----------------
   PairGain Technologies, Inc.                             -1.79%                3.64%              284.21%
   S&P 500 Index                                            1.53%               -2.00%               34.11%
   CRSP Nasdaq Telecommunication Index                      1.66%              -16.28%               20.44%
   Peer Group                                               2.06%               -4.48%               42.31%

- - ----------------
(a)  Indicates the return for the 105 day period only

(1) This Section is not "soliciting material", is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.


MANAGEMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

        None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. The Compensation Committee has the discretionary authority as administrator of the Company's 1993 Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options upon the happening of certain events, including, without limitation, a change in control of the Company whether by successful tender offer for more than 50% of the outstanding voting stock or by a proxy contest for the election of Board of Directors members or the subsequent termination of the optionee's service within a designated time period following the change in control.


CERTAIN TRANSACTIONS

INDEMNIFICATION AGREEMENTS

        The Company has entered into an Indemnity Agreement with each of its directors and officers (the "Indemnity Agreements") which provides that, with certain exceptions, the Company will hold harmless and indemnify its directors and officers to the fullest extent permitted under Delaware Law. Under the Indemnity Agreements, the Company is obligated to indemnify each of its directors and officers against all expenses (including attorneys' fees), fines, judgments and settlement amounts that such director or officer may incur in connection with any action or proceeding (including actions brought by or on behalf of the Company such as stockholder derivative actions) to which the director or officer is or may be made a party to by reason of such director's or officer's position as a director, officer, employee or agent of the Company or any other company or enterprise to which the person provides services at the request of the Company. This additional indemnity goes beyond the rights expressly provided under the Delaware Law primarily in the availability of indemnification in connection with actions brought by or on behalf of the Company, such as stockholder derivative actions, and in the provisions for advancement of litigation expenses prior to settlement or judgment.

APPOINTMENT OF INDEPENDENT AUDITOR

        The firm of Deloitte & Touche LLP, the Company's independent auditor for the fiscal year ended December 31, 1995, was selected by the Board of Directors, upon recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1996. Neither the firm of Deloitte & Touche LLP nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's Auditor.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company which are intended to be presented by stockholders at the Company's 1997 Annual Meeting must be received by the Company no later than January 10, 1997 to be included in the proxy statement and form of proxy relating to the 1997 Annual Meeting.

OTHER MATTERS

        The Company knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

        The Company's Annual Report for the fiscal year ended December 31, 1995, including audited financial statements, is being sent with this Proxy Statement to all stockholders of record as of April 22, 1996.

        COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MR. CHARLES W. McBRAYER, PAIRGAIN TECHNOLOGIES, INC., 14402 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92680.


                                  By Order of the Board of Directors


                                                [SIG]

                                  CHARLES W. McBRAYER
                                  Secretary and Chief Financial Officer

Tustin, California
May 9, 1996

                                   APPENDIX A


                                   AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PAIRGAIN TECHNOLOGIES, INC.



                                   * * * * *


                                   ARTICLE IV


        A.       Classes of Stock; Stock Split.

        1. Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is 62,000,000 shares, of which 60,000,000 shares shall be Common Stock, par value $.0005 per share, and 2,000,000 shares shall be Preferred Stock, par value $.001 per share.

        2. Stock Split. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and the effectiveness thereof (the "Effective Time"), each share of Common Stock of the corporation which is issued and outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time, without any further action on the part of the holder thereof, into two
(2) shares of Common Stock authorized under this Amended and Restated Certificate of Incorporation, each having a par value of $.0005 per share. The conversion of the Common Stock shall hereinafter be referred to as the "Stock Split". Stockholders owning shares prior to the Effective Time will receive new stock certificates reflecting the Stock Split when such stock certificates are submitted to the Company's transfer agent in connection with any subsequent transfer of Common Stock represented by such certificates. Stock certificates representing shares of Common Stock issued prior to the Effective Time will continue to represent the same number of shares as they did prior to the Effective Time and will upon the Effective Time, represent the right to receive stock certificates reflecting shares converted in the Stock Split.

                          PAIRGAIN TECHNOLOGIES, INC.

                 1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN


                                  ARTICLE ONE

                               GENERAL PROVISIONS


        I.       PURPOSE OF THE PLAN

                 This 1996 Non-Employee Directors Stock Option Plan is intended to promote the interests of Pairgain Technologies, Inc., a Delaware corporation, by providing the non-employee members of the Board with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

                 Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

       II.       ADMINISTRATION OF THE PLAN

                 The terms of each option grant (including the timing and pricing of the option grant) shall be determined by the express terms of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

      III.       ELIGIBILITY

                 A. The individuals eligible to receive option grants under the Plan shall be limited to (i) those individuals serving as non-employee Board members on the date of the 1996 Annual Stockholders Meeting, provided they have not previously received one or more stock option grants from the Corporation, (ii) those individuals who are first elected or appointed as non-employee Board members after date of the 1996 Annual Stockholders Meeting, whether through appointment by the Board or election by the Corporation's stockholders, and (iii) those individuals who are to continue to serve as non-employee Board members following one or more Annual Stockholders Meetings beginning with the 1997 Annual Meeting. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an initial option grant under the Plan at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the Plan upon his or her continued service as a non-employee Board member following one or more Annual Stockholders Meetings.

     IV.         STOCK SUBJECT TO THE PLAN

                 A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 100,000 shares.

                 B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent the options expire or terminate for any reason prior to exercise in full. Shares subject to any option or portion thereof surrendered in accordance with Article Two and all shares issued under the Plan, whether or not those shares are subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

                 C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which option grants are to be subsequently made per Eligible Director and
(iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments to the outstanding options shall be made by the Board and shall be final, binding and conclusive.





                                       2.

                                  ARTICLE TWO

                              OPTION GRANT PROGRAM


       I.        OPTION TERMS

                 A. GRANT DATES. Option grants shall be made on the dates specified below:

                          1.      Each individual who is serving as a
non-employee Board member on the date of the 1996 Annual Stockholders Meeting shall automatically be granted on that date a Non-Statutory Option to purchase 10,000 shares of Common Stock less shares previously granted (but not less than zero), provided such individual has not been in the prior employ of the Corporation (or any Parent or Subsidiary) and has not received any prior stock option grants from the Corporation.

                          2.      Each individual who is first elected or
appointed as a non-employee Board member after the date of the 1996 Annual Stockholders Meeting shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase 10,000 shares of Common Stock, provided such individual has not been in the prior employ of the Corporation (or any Parent or Subsidiary).

                          3.      On the date of each Annual Stockholders
Meeting, beginning with the 1997 Annual Meeting, each individual who is to continue to serve as a non-employee Board member shall automatically be granted, whether or not such individual is standing for re-election as a Board member at that Annual Meeting, a Non-Statutory Option to purchase an additional 5,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of such 5,000-share option grants any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) or who have received prior stock option grants from the Corporation shall be eligible to receive such annual grants.

                 B.       EXERCISE PRICE.

                          1.      The exercise price per share shall be equal
to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

                          2.      The exercise price shall become immediately
due upon exercise of the option and shall be payable in one or more of the forms specified below:

                               (i)         cash or check made payable to the
         Corporation,


                                       3.

                              (ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

                             (iii)         to the extent the option is
         exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                 Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

                 C.       OPTION TERM.  Each option shall have a term of ten
(10) years measured from the option grant date.

                 D. EXERCISE AND VESTING OF OPTIONS. Each option shall be immediately exercisable for any or all of the option shares. However, any shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee's cessation of Board service prior to vesting in those shares. Each initial grant shall vest, and the Corporation's repurchase right shall lapse, in a series of four (4) successive equal annual installments over the Optionee's period of continued service as a Board member, with the first such installment to vest upon the Optionee's completion of one (1) year of Board service measured from the option grant date. Each annual grant shall vest, and the Corporation's repurchase right shall lapse, upon the Optionee's completion of one (1) year of Board service measured from the option grant date.

                 E. EFFECT OF TERMINATION OF BOARD SERVICE. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

                          (i) The Optionee (or, in the event of Optionee's death, the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.


                                       4.

                          (ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable at the time of the Optionee's cessation of Board service.

                          (iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of such shares as fully-vested shares.

                          (iv)    In no event shall the option remain
         exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding, to the extent it is not exercisable for vested shares on the date of such cessation of Board service.

                 F. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

                 G. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. However, an option may be assigned in accordance with the terms of a Qualified Domestic Relations Order. The assigned option may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to such Qualified Domestic Relations Order. The terms applicable to the assigned option (or portion thereof) shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

     II.         CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

                 A. In the event of any Corporate Transaction, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the specified effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate

                                       5.

Transaction, each option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                 B. In connection with any Change in Control, the shares of Common Stock at the time subject to each outstanding option but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Each such option shall remain exercisable for such fully-vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.

                 C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each option held by him or her for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval of the Board or any committee of the Board shall be required in connection with such option surrender and cash distribution.

                 D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

                 E. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.



                                       6.

                                 ARTICLE THREE

                                 MISCELLANEOUS


       I.        EFFECTIVE DATE AND TERM OF THE PLAN

                 A. The Plan was adopted by the Board on April 17, 1996. The Plan shall become effective immediately upon its approval by the Corporation's stockholders at the 1996 Annual Stockholders Meeting. If such stockholder approval is obtained, then the initial option grants shall be made on the date of the Annual Meeting to those non-employee Board members who are to eligible to receive such grants in accordance with the applicable provisions of Article Two. If such stockholder approval is not obtained, then the Plan shall terminate, and no options shall be granted under the Plan.

                 B. The Plan shall terminate upon the earliest of (i) June 12, 2006, (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise or cash-out of the options under the Plan or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such Plan termination, all option grants and unvested stock issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

     II.         AMENDMENT OF THE PLAN

                 The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, (i) the Plan, together with the option grants outstanding thereunder, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations, and (ii) no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, the Board shall not, without the approval of the Corporation's stockholders, (i) materially increase the maximum number of shares issuable under the Plan or the number of shares for which options may be granted to each Eligible Director, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) materially modify the eligibility requirements for Plan participation or (iii) materially increase the benefits accruing to Plan participants.

     III.        USE OF PROCEEDS

                 Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.



                                       7.

      IV.        REGULATORY APPROVALS

                 A. The implementation of the Plan, the granting of any option under the Plan and the issuance of any shares of Common Stock upon the exercise of any option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the shares of Common Stock issued pursuant to it.

                 B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

       V.        NO IMPAIRMENT OF RIGHTS

                 Nothing in the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation and the Corporation's stockholders to remove the Optionee from the Board at any time.




                                       8.

                                    APPENDIX


                 The following definitions shall be in effect under the Plan:


         A.      BOARD shall mean the Corporation's Board of Directors.

         B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                      (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

                      (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

         C.      CODE shall mean the Internal Revenue Code of 1986, as amended.

         D.      COMMON STOCK shall mean the Corporation's common stock.

         E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                      (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction; or





                                      A-1.

                      (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         F. CORPORATION shall mean Pairgain Technologies, Inc., a Delaware corporation.

         G. DOMESTIC RELATIONS ORDER shall mean any judgment, decree or order (including approval of a property settlement agreement) which provides or otherwise conveys, pursuant to applicable State domestic relations laws (including community property laws), marital property rights to any spouse or former spouse of the Optionee.

         H. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

         I. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                      (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                      (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange which serves as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         J. HOSTILE TAKE-OVER shall mean a change in ownership of the Corporation effected through the following transaction:

                        (i) any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or





                                      A-2.

         exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and

                      (ii )       more than fifty percent (50%) of the
         securities so acquired are accepted from persons other than Section 16 Insiders.

         K. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

         L. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         M. OPTIONEE shall mean any person to whom an option is granted under the Plan.

         N. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         O. PERMANENT DISABILITY shall mean the inability of the Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

         P. PLAN shall mean the Corporation's 1996 Non-Employee Directors Stock Option Plan, as set forth in this document.

         Q. QUALIFIED DOMESTIC RELATIONS ORDER shall mean a Domestic Relations Order which substantially complies with the requirements of Code
Section 414(p).

         R. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

         S. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         T. TAKE-OVER PRICE shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.





                                      A-3.

                          PAIRGAIN TECHNOLOGIES, INC.

                                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 1996
                             14402 FRANKLIN AVENUE
                            TUSTIN, CALIFORNIA 92680

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Charles S. Strauch, Howard S. Flagg, Benedict
A. Itri, Robert C. Hawk, Robert A. Hoff, B. Allen Lay, or any of them, each with full power of substitution, to represent the undersigned and to vote all shares of stock of PairGain Technologies, Inc. which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of PairGain Technologies, Inc. to be held at 14402 Franklin Avenue, Tustin, California 92680 on June 12, 1996 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as follows on the reverse side.

   The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 1996 Annual Meeting.

   Whether or not the undersigned plans to attend the 1996 Annual Meeting, the undersigned is urged to execute and return this Proxy, which may be revoked at any time prior to the voting hereof.

   All other proxies heretofore given by the undersigned to vote shares of stock of PairGain Technologies, Inc. which the undersigned would be entitled to vote if personally present at said Annual Meeting or any other adjournment thereof are hereby expressly revoked.

   The shares represented by this Proxy will be voted as directed, but when no direction is given, they will be voted FOR the nominees named below and FOR approval of the proposals named below. The nominations for members of the Board of Directors, the proposal of the adoption of the 1996 Non-Employee Directors Stock Option Plan, the proposal for the approval of the amendment to the Certificate of Incorporation and the proposal to approve the appointment of Deloitte & Touche LLP as independent auditor of the Company for 1996 have been made by PairGain Technologies, Inc. Your vote on each matter is neither conditioned on nor related to your vote on any other matter.

1. To elect the following directors to serve for a term of three years:

                                 FOR            WITHHOLD AUTHORITY TO VOTE
   Charles S. Strauch            / /                        / /
   Robert C. Hawk                / /                        / /
   Robert A. Hoff                / /                        / /

2. To approve the adoption of the 1996 Non-Employee Directors Stock Option Plan:

                FOR / /         AGAINST / /         ABSTAIN / /


                                      Continued and to be Signed on Reverse Side

3. To approve a proposal to amend Article IV A of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from thirty million (30,000,000) shares, par value $.001 per share, to sixty million (60,000,000) shares, par value $.0005 per share, and to effect a two-for-one split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock:

                FOR / /         AGAINST / /         ABSTAIN / /

4. To approve the appointment of Deloitte & Touche LLP as independent auditor of the Company for 1996:

                FOR / /         AGAINST / /         ABSTAIN / /

   In addition, the proxies are authorized, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors recommends a vote FOR the nominees listed above and FOR Proposal 2, Proposal 3 and Proposal 4. This Proxy, when properly executed, will be voted as specified above. This Proxy will be voted FOR the nominees listed above and FOR Proposal 2, Proposal 3 and Proposal 4 if no specification is made.

                                        Date:
                                              ----------------------------------


                                              ----------------------------------
                                                           Signature


                                        Date:
                                              ----------------------------------


                                              ----------------------------------
                                                           Signature

                                              Please sign your name exactly as
                                              it appears on your stock
                                              certificate, date and return this
                                              Proxy as promptly as possible in
                                              the reply envelope provided. When
                                              signing as attorney, executor,
                                              trustee, or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by a duly
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person. Joint owners must each
                                              sign personally.


             PLEASE BE CERTAIN YOU HAVE DATED AND SIGNED THIS PROXY